Exhibit 99.21

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN AUSTRALIA, CANADA OR JAPAN (OR IN ANY OTHER COUNTRIES, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION). THE INFORMATION PROVIDED IN THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY COUNTRY OR JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

VOLUNTARY PUBLIC EXCHANGE OFFER LAUNCHED BY BANCA MONTE DEI PASCHI DI SIENA S.P.A. ON ALL THE ORDINARY SHARES OF MEDIOBANCA – BANCA DI CREDITO FINANZIARIO SOCIETÀ PER AZIONI

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PRESS RELEASE

pursuant to Article 36 and 43 of the Regulation adopted by Consob with resolution No. 11971 of 14 May 1999, as subsequently amended and supplemented (the “Issuers’ Regulation”)

CASH INCREASE IN THE CONSIDERATION OF THE VOLUNTARY PUBLIC EXCHANGE OFFER CONCERNING ALL THE ORDINARY SHARES OF MEDIOBANCA – BANCA DI CREDITO FINANZIARIO SOCIETÀ PER AZIONI

WAIVER OF THE 66.7% THRESHOLD CONDITION

Siena, 2 September 2025 – With reference to the voluntary public exchange offer (the “Offer”) pursuant to Articles 102 and 106, paragraph 4, of Legislative Decree No. 58 of 24 February 1998, as subsequently amended and supplemented (the “TUF”) launched by Banca Monte dei Paschi di Siena S.p.A. (“BMPS” or the “Offeror”) on all the shares of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni (“Mediobanca”), including treasury shares directly and/or indirectly held by Mediobanca from time to time, whose Acceptance Period commenced on 14 July 2025, the Offeror hereby announces, pursuant to Articles 36 and 43 of the Issuers’ Regulation, the following.

Unless otherwise defined, capitalised terms used in this press release have the meanings attributed to them in the document relating to the Offer, approved by Consob with resolution No. 23623 of 2 July 2025 and published on 3 July 2025 (the “Offer Document”), available on the BMPS website (https://www.gruppomps.it/en/).

1.	INCREASE IN THE CONSIDERATION OF THE OFFER BY MEANS OF A CASH COMPONENT

A.	Increase in the Consideration of the Offer by means of a cash component amounting to Euro 0.90 for each share tendered

The Board of Directors of BMPS, at its meeting convened under the chairmanship of Mr. Nicola Maione and concluded yesterday evening, resolved to increase the Consideration of the Offer and to pay, for each Share Subject to the Offer tendered in acceptance of the same Offer, an overall consideration, not subject to adjustments (except as indicated in the Offer Document), represented by the Consideration in shares indicated in the Offer Document, equal to No. 2.533 newly issued BMPS Shares in execution of the Capital Increase Reserved to the Offer (the “Initial Consideration”), and by an additional cash consideration equal to Euro 0.90 (the “Cash Consideration” and, together with the Initial Consideration, the “Overall Consideration”).

The Board of Directors firmly believes that the increase in the consideration represents a further and concrete evidence of the industrial value of the transaction and the Offeror’s attention on the market, with the aim of maximising acceptance of the Offer and accelerating the value creation.

The Board of Directors also confirmed BMPS’s unchanged financial objectives, aimed at maintaining a solid capital position and one of the highest dividend policies in the sector, in the belief that all stakeholders will appreciate BMPS’ commitment and its expected results. In particular, even considering the aforementioned Cash Consideration equal to Euro 0.90, BMPS confirms that it will maintain (i) a solid capital base (Common Equity Tier 1 ratio pro-forma of approximately 16%1 upon completion of the transaction) and (ii) a sustainable long-term dividend policy with a pay-out ratio of up to 100% of net income, supported by strong profitability, also thanks to estimated run-rate synergies of approximately Euro 0.7 billion per year before taxes, and by the accelerated use of DTAs.

Based on the price of the BMPS’ shares equal to Euro 6.093, corresponding to the official price of Euro 6.953 recorded at 23 January 2025 (the “Reference Date”), net of the dividend paid by BMPS on 21 May 2025 (i.e., Euro 0.86) (the “BMPS Dividend”), the Overall Consideration represents a “monetary” value equal to Euro 16.334 for each Mediobanca’s share and therefore includes a premium of 11.4% compared to the price of the Mediobanca’s share subject of the Offer, equal to Euro 14.667, corresponding to the official price of Euro 15.227 recorded on the Reference Date, net of the interim dividend paid by Mediobanca on 21 May 2025 (i.e., Euro 0.56) (the “Mediobanca Interim Dividend”).

The table below shows a comparison between:

-	the official price of the Offeror’s shares recorded as of the Reference Date as well as the weighted averages of the official prices of the Offeror’s Shares for the 1, 2, 3, 6 and 12 months prior to the Reference Date (inclusive), net of the BMPS Dividend;

-	the official price of the Mediobanca’s Shares recorded as of the Reference Date and the weighted averages of the official prices of the Mediobanca’s Shares for the 1, 2, 3, 6 and 12 months prior to the Reference Date (inclusive), net of the Mediobanca Interim Dividend;

-	the Overall Consideration including (x) the implied Initial Consideration in shares (rounded to the third decimal number), calculated taking into account the Exchange Ratio, the official price of the Offeror’s shares as of the Reference Date (corresponding to the last Trading Day prior to the Communication Date), and the weighted averages of the official prices of the Offeror’s shares for the 1, 2, 3, 6 and 12 months prior to the Reference Date (inclusive), net of the BMPS Dividend and (y) the Cash Consideration;

1 In the scenario of 100% adherence.

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-	the related implied premiums.

Reference date	Weighted Average Price of the Offeror (Euro)	Weighted Average Price of the Issuer (Euro)	Overall Consideration (Euro)	Implied premium in the Overall Consideration
23 January 2025 (Reference Date)	6.093	14.667	16.334	11.4%
1-month prior to Reference Date (included)	6.094	14.235	16.337	14.8%
2-months prior to Reference Date (included)	5.687	13.803	15.304	10.9%
3-months prior to Reference Date (included)	5.239	13.948	14.170	1.6%
6-months prior to Reference Date (included)	4.707	14.143	12.824	(9.3%)
12-months prior to Reference Date (included)	3.864	13.368	10.687	(20.1%)

For illustrative purposes only, the implied “monetary” value of the Overall Consideration offered for each Mediobanca’s share that will be tendered in acceptance of the Offer is equal to Euro 20.776, i.e., equal to the sum of the consideration in shares of Euro 19.876 - equal to Euro 7.847 attributed to each BMPS’ share (corresponding to the official price as at 29 August 2025) multiplied by the Exchange Ratio of 2.533 - and the Cash Consideration of Euro 0.90.

Considering the announcement made on 31 July 2025 by Mediobanca whereby it announced to have cancelled (without reduction of the share capital) No. 20,000,000 treasury shares in its portfolio with consequent reduction of the number of outstanding shares, in the event of full acceptance of the Offer, i.e. if all of the maximum number of No. 813.279.689 Shares Subject to the Offer2 (in addition to a maximum of 16,178,862 additional Mediobanca’s shares that may be allocated under certain existing incentive plans), are tendered in acceptance of the Offer, even during the Reopening of the Acceptance Period (or otherwise tendered in BMPS, in execution of the procedure for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or the Joint Procedure, where applicable), (i) a total of No. 2.101.018.510 newly issued MPS Shares will be allocated to Mediobanca shareholders, based on the Initial Consideration, arising from the Capital Increase Reserved to the Offer, corresponding to approximately 63% of the share capital of MPS and assuming full subscription and payment of the Capital Increase Reserved to the Offer (fully diluted), and (ii) the Cash Consideration will be paid for a maximum total amount of approximately Euro 0.75 billion. Therefore, the aggregate “monetary” value of the Offer is equal to Euro 13.5 billion, of which Euro 12.8 billion as Initial Consideration in shares (taking into account the official price of BMPS shares as of the Reference Date) and approximately Euro 0.75 billion as Cash Consideration.

For the sake of clarification, please note that Mediobanca’s shareholders who adhered to the Offer prior to today’s date will also be entitled to receive the Overall Consideration, under the terms and conditions set forth in the Offer Document, as amended by this press release.

2 It should be noted that, on 31 July 2025, Mediobanca announced that it had cancelled (without a reduction of the share capital) 20,000,000 treasury shares held in portfolio. Consequently, following such change, the maximum number of shares subject to the Offer has decreased from 833,279,689 to 813,279,689 Mediobanca shares (in addition to a maximum of 16,178,862 additional Mediobanca shares that may be allocated under certain existing incentive plans).

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Please note that, on the date hereof, the Offeror provided Consob, pursuant to Article 37-bis of the Issuers’ Regulation, with the documentation certifying the establishment of the guarantee for the exact fulfillment of the obligation to pay the Cash Consideration, issued by Banca Widiba S.p.A..

B.	Criteria for determining the Cash Consideration

The Board of Directors of BMPS has reached the decision concerning the increase in the Initial Consideration on the basis of its own analyses and considerations, updated with the advice and support of Financial Advisors. In particular, the update of the valuations was performed in order to take into account, inter alia: (i) the most recent market data, (ii) the economic position of BMPS and Mediobanca, as at 30 June 2025, (iii) the strategic plan “One Brand – One Culture”, updated and published by Mediobanca on 27 June 2025, (iv) the economic and financial effects concerning the value creation, in the scenario in which BMPS, as a result of the Offer, holds a shareholding of 35%, 66.67% or 100% of the share capital of Mediobanca.

In particular, the Board of Directors of BMPS, - with the support of the Financial Advisors - decided to update its valuation approach as set out below (the “Updated Valuation Approach”):

•	a new valuation date has been defined, corresponding to 29 August 2025 (the “Valuation Update Date”);

•	with regard to the valuation methodologies:

-	stock market listing method: (a) the official share prices of BMPS and Mediobanca as at the Valuation Update Date were used; (b) the volume-weighted average official prices of BMPS and Mediobanca shares (the so-called Volume Weighted Average Price) with referenced periods of 1, 2, 3, 6 and 12 months prior to the Valuation Update Date were used; the market prices of Mediobanca’s ordinary shares used in the analysis have been adjusted to exclude the 5.0% premium relating to the Consideration in Shares awarded by BMPS compared to the official stock market prices of Mediobanca’s ordinary shares as at 23 January 2025 and, where necessary, of the dividends paid by BMPS and Mediobanca in May 2025;

-	market multiples method: applied in the same manner as described in the Offer Document as of the Valuation Update Date, excluding Banca Popolare di Sondrio from the BMPS reference sample, given the completion of the BPER offer;

-	target prices method as published by research analysts: calculated in the same manner as described in the Offer Document, by using the target prices available up to the Valuation Update Date and published after the announcement of BMPS’s and Mediobanca’s most recent financial results.

Furthermore, with respect to the Updated Valuation Approach, the limitations and challenges of the valuation analyses previously conducted and highlighted in the Offer Document are confirmed, to which reference is made for further details.

With regard to the determination of the implied exchange ratios, the valuation methodologies indicated above were applied consistently with what has been described.

In addition, the exchange ratios of the above-described methods were also estimated by attributing the value creation associated to the industrial synergies, resulting from the transaction, net of

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restructuring costs, entirely to Mediobanca shareholders, i.e., without any attribution to BMPS shareholders.

For illustrative and presentation purposes only, the implied exchange ratio of the Overall Consideration integrated with the Cash Consideration (i.e., assuming an offer consisting solely of a share component) for each Mediobanca’s share tendered in acceptance of the Offer corresponds to 2.681 BMPS’ shares and is calculated as the ratio between: (a) the Overall Consideration supplemented with the Cash Consideration, and (b) the official BMPS’ share price as of the Reference Date net of the BMPS Dividend.

Based on the new analyses carried out according to the valuation criteria, modified as described above, the following results emerged.

	Implied Exchange Ratio
Methodology	BMPS and Mediobanca valuations on a standalone basis			Valuations with attribution of industrial synergies to Mediobanca shareholders
	Minimum		Maximum	Minimum		Maximum
Stock market listing method
Spot		2.502			2.919
1 month		2.468			2.881
2 months		2.467			2.899
3 months		2.510			2.949
6 months		2.550			3.024
12 months		2.696			3.237
Market multiples method
P/E 2025	1.966		2.660	2.259		3.056
P/E 2026	2.034		2.753	2.322		3.142
Target prices method as published by research analysts	2.286		2.372	2.598		2.792

For further information on the valuation analyses and their related limitations and challenges, reference should be made to the Offer Document.

***

2.	WAIVER OF THE THRESHOLD CONDITION

In accordance with the provisions of Article 43, paragraph 1, of the Issuers’ Regulations, the Offeror hereby announces the waiver of the Threshold Condition and will therefore purchase all the Shares Subject to the Offer tendered in acceptance of the Offer, regardless the fact that the number of Shares Subject to the Offer is less than 66.67% of the voting rights exercisable at the Issuer’s

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shareholders’ meetings, notwithstanding that the Offer will not be completed and will be deemed to have failed if the shareholding held by the Offeror at the end of the Offer – as a result of acceptances of the Offer and/or any purchases made outside the Offer itself in accordance with the applicable regulations during the Acceptance Period (as extended, if applicable) – is less than 35% of the voting rights exercisable at the Issuer’s shareholders’ meetings (the latter threshold being non-waivable) (the “Minimum Threshold Condition”) (see Section A, Paragraph A.1.1 of the Offer Document).

With reference to the Conditions for the Effectiveness of the Offer, different from the Threshold Condition, which remain unaffected, the Offeror – as indicated in the Offer Document – will announce the fulfilment/non-fulfilment, or any waiver thereof, in the communication of the final results of the Offer pursuant to Article 41, paragraph 6, of the Issuers’ Regulations, which will be published by 7:29 a.m. on the Trading Day prior to the Payment Date (see Section A, Paragraphs A.1.4. and A.17 of the Offer Document).

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This press release should be read together with the Offer Document and the Exemption Document, also available on BMPS’ website (https://www.gruppomps.it/en/). Except as indicated in this press release with reference to the Cash Consideration and the waiver of the Threshold Condition, all other terms and conditions of the Offer indicated in the Offer Document remain unaffected, including the Conditions of Effectiveness referred to in Section A, Paragraph A.1 of the Offer Document.

For further information regarding the Offer, please refer to the Offer Document, available for public consultation at:

-	the registered office of the Offeror, in Piazza Salimbeni, 3, Siena;
-	the registered offices of the intermediaries appointed to coordinate the collection of acceptances, in Milan, Viale Eginardo, 29, and in Siena, Piazza Salimbeni, 3;
-	the registered offices of the appointed intermediaries;
-	the Offeror’s website (https://www.gruppomps.it/en/), where the privacy policy, provided in accordance with EU Regulation 2016/679 (“GDPR”), relating to the processing of the tendering shareholders’ personal data can also be consulted (https://www.gruppomps.it/static/upload/inf/information-notice-pursuant-to-article-13-ops-eng.pdf);
-	the website of the global information agent, Georgeson S.r.l.

The Offeror will also publish the Acceptance Form, amended as a result of the increase in the Initial Consideration. For the sake of clarity, please note that any subscription of the Acceptance Form in the version prior to the publication of the new Acceptance Form will be considered a valid subscription to the new more favorable conditions of the Offer, as per this press release. No action or activity is required from shareholders having accepted the Offer by means of the Acceptance Form in the version prior to the publication of the new Acceptance Form, without prejudice to the communication of bank details for receiving the Cash Consideration if not previously communicated.

Please note that the Acceptance Period shall end at 5:30 p.m. (Italian time) on Monday, 8 September 2025.

Please also note that for any request or information regarding the Offer, holders of Mediobanca Shares can use the dedicated email account (ops-mediobanca@georgeson.com) or contact the toll-free number in Italy 800 189 911 or, alternatively, from abroad +39 06 45212909. These channels

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will be active from Monday to Friday from 9:00 a.m. to 6:00 p.m. (Central European Time). The Global Information Agent’s website is https://www.georgeson.com.

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This press release will be available on the website at www.gruppomps.it/en/

For further information: Banca Monte dei Paschi di Siena S.p.A.

Media Relations Tel. +39 0577 296634 ufficio.stampa@mps.it	Investors Relations Tel: +39 0577 299350 investor.relations@mps.it

Image Building Cristina Fossati, Anna Pirtali Tel +39 02 89011300 mps@imagebuilding.it

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Information for U.S. Persons

The shares to be issued in connection with the Offer may not be offered or sold in the United States except pursuant to an effective registration statement under the U.S. Securities Act of 1933 (the “U.S. Securities Act”) or pursuant to a valid exemption from registration.

The Offer is being made for the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni by Banca Monte dei Paschi di Siena S.p.A., each of which is a company incorporated in Italy. Information distributed in connection with the Offer is subject to Italian disclosure requirements that are different from those of the United States. Financial statements and financial information included in the offer document or the exemption document, if any, have been prepared in accordance with the international accounting standards issued by the International Accounting Standards Board and may not be comparable to the financial statements or financial information of U.S. companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws in respect of the Offer, since Banca Monte dei Paschi di Siena S.p.A. and MEDIOBANCA - Banca di Credito Finanziario Società per Azioni are located in Italy, and some or all of their officers and directors may be residents of Italy or other countries outside the U.S. You may not be able to sue a company incorporated outside the U.S. or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the U.S. and its affiliates to subject themselves to a U.S. court’s judgment.

The Offer will not be submitted to the review or registration procedures of any regulator outside of Italy and has not been approved or recommended by any governmental securities regulator. The Offer will be made in the U.S. pursuant to the exemptions from (i) the “U.S. tender offer rules” under the United States Securities Exchange Act of 1934 (the “U.S. Exchange Act”) provided by Rule 14d-1(c) thereunder and (ii) the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. These exemptions permit a bidder to satisfy certain substantive and procedural U.S. Exchange Act rules governing tender offers by complying with home jurisdiction law or practice, and exempt the bidder from compliance with certain other U.S. Exchange Act rules. As a result, the Offer will be made in accordance with the applicable regulatory, disclosure and procedural requirements under Italian law, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable in the U.S. To the extent that the Offer is subject to the U.S. securities laws, such laws only apply to holders of the shares of

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MEDIOBANCA - Banca di Credito Finanziario Società per Azioni in the U.S. and no other person has any claims under such laws.

To the extent permissible under applicable law or regulation in Italy, and pursuant to the exemptions available under Rule 14e-5(b) under the U.S. Exchange Act, the Offeror and its affiliates or brokers (acting as agents for the Offeror or its affiliates, as applicable) may from time to time, and other than pursuant to the Offer, directly or indirectly purchase, or arrange to purchase, the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni, that are the subject of the Offer or any securities that are convertible into, exchangeable for or exercisable for such shares, including purchases in the open market at prevailing prices or in private transactions at negotiated prices outside the U.S. To the extent information about such purchases or arrangements to purchase is made public in Italy, if any such purchases are made, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni of such information. In addition, the financial advisors to the Offeror, may also engage in ordinary course trading activities in securities of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni, which may include purchases or arrangements to purchase such securities.

Since the announcement of the Offer, the Offeror and certain of its affiliates have engaged, and intend to continue to engage throughout the acceptance period, in various asset management, brokerage, banking-related, collateral-taking, estates and trusts services, and custody-related activities involving the Offeror common shares outside the United States. Among other things, the Offeror or one or more of its affiliates intends to engage in trades in the Offeror common shares for the accounts of its customers for the purpose of effecting brokerage transactions for its customers and other customer facilitation transactions in respect of the Offeror common shares. Further, certain of Offeror’s asset management affiliates may buy and sell the Offeror common shares or indices including the Offeror common shares, outside the United States as part of their ordinary, discretionary investment management activities on behalf of their customers. Certain of Offeror’s affiliates may continue to (a) engage in the marketing and sale to customers of funds that include the Offeror common shares, providing investment advice and financial planning guidance to customers that may include information about the Offeror common shares, (b) transact in the Offeror common shares as trustees and/or personal representatives of trusts and estates, (c) provide custody services relating to the Offeror common shares and (d) engage in accepting the Offeror common shares as collateral for loans. These activities occur outside of the United States and the transactions in the Offeror common shares may be effected on the Euronext Milan, other exchanges or alternative trading systems and in the over-the-counter market.

IMPORTANT INFORMATION

The voluntary public exchange offer referred to in this press release has been promoted by Banca Monte dei Paschi di Siena S.p.A. on all the ordinary shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

This press release does not constitute an offer to buy or sell the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

Prior to the commencement of the acceptance period, as required under applicable regulations, the Offeror shall publish an offer document and an exemption document, to be carefully examined by the shareholders of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

The Offer has been launched in Italy and is made, on a non-discriminatory basis and on equal terms, to all holders of shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni. The Offer has been promoted in Italy as the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni are listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A. and is subject to the obligations and procedural requirements provided for by Italian law.

The Offer is not being made or disseminated in Canada, Japan and Australia, or any other country in which such Offer is not authorized, or to any person to whom such offer or solicitation is not permitted by law (the “Excluded Countries”).

Partial or complete copies of any documents issued by the Offeror in connection with the Offer shall not be sent, nor shall they be transmitted, or otherwise distributed, directly or indirectly, in the Excluded Countries.

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Any person receiving such documents shall not distribute, send or dispatch them (whether by post or by any other means or instrumentality of communication or commerce) in the Excluded Countries.

Any acceptances of the Offer resulting from solicitation activities carried out in violation of the above limitations will not be accepted.

This press release, as well as any other document issued by the Offeror in connection with the Offer, shall not constitute or form part of any offer to purchase or exchange, or any solicitation of offers to sell or exchange, securities in any of the Excluded Countries.

This press release may only be accessed in or from the United Kingdom (i) by persons having professional experience in matters relating to investments falling within the scope of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as subsequently amended (the “Order”), or (ii) by companies having high net assets and by persons to whom the press release can be legitimately transmitted because they fall within the scope of Article 49(2) paragraphs from (a) to (d) of the Order (all these persons are jointly defined “Relevant Persons”). Securities described in this press release are made available only to Relevant Persons (and any solicitation, offer, agreement to subscribe, purchase or otherwise acquire such financial instruments will be directed exclusively at such persons). Any person who is not a Relevant Person should not act or rely on this press release or any of its contents.

Acceptance to the Offer by persons resident in countries other than Italy may be subject to specific obligations or restrictions provided for by laws or regulations. It is the sole responsibility of the addressees of the Offer to comply with such regulations and, therefore, before accepting the Offer, to verify their existence and applicability by contacting their advisors.

To the fullest extent permitted by applicable law, the companies involved in the proposed voluntary public exchange offer disclaim any responsibility or liability for the violation of such restrictions by any person.

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